Exhibit 99.3

Re: Consent of HK Credible Market Research Co., Limited

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the Registration Statement) to be filed by AOJE INC. (the Company) with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended, in connection with the Company’s proposed initial public offering (the Proposed IPO).

We hereby consent to the use of and references to our name, and the inclusion of information, data, analysis and statements derived from our independent market research report, including, without limitation, the market research report prepared by HK Credible Market Research Co., Limited relating to the eco-friendly furniture industry (collectively, the Reports), and any amendments or updates thereto.

Such use and references may be made (i) in the Registration Statement and any amendments thereto, including, without limitation, the sections titled “Prospectus Summary,” “Industry,” and “Business”; (ii) in any written correspondence with the SEC; (iii) in any other current or future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K, and other SEC filings (collectively, the SEC Filings).

We further consent to the use of such information and references (iv) on the websites of the Company and its subsidiaries and affiliates; (v) in institutional and retail roadshows and other activities conducted in connection with the Proposed IPO; and (vi) in other publicity, marketing, or promotional materials related to the Proposed IPO.

We also hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto, and as an exhibit to any other SEC Filings for the purposes described above.

Yours faithfully,

For and on behalf of

/s/ HK Credible Market Research Co., Limited [Company Seal]

HK Credible Market Research Co., Limited